Exhibit 10.5

PROMISSORY NOTE

Date of Note:	November 15, 2013

Amount of Note:	$32,473,428.00

Maturity Date:	November 15, 2016, unless otherwise accelerated or extended pursuant to and in accordance with the terms and conditions set forth in this Note.

FOR VALUE RECEIVED, the undersigned (“Maker”) does hereby covenant and promise to pay to the order of REGIONS BANK, an Alabama banking corporation, or its successors or assigns (“Lender”), at 100 North Tampa Street, Suite 3400, Tampa, Florida 33602, or at such other place as Lender may designate to Maker in writing from time to time, in legal tender of the United States, Thirty Two Million Four Hundred Seventy Three Thousand Four Hundred Twenty Eight and 00/100 Dollars ($32,473,428.00) (the “Loan”), or so much thereof as is advanced pursuant to the terms and conditions of the Construction Loan Agreement executed by Maker on even date herewith by Maker, and Lender, as Administrative Agent for the benefit of itself and the other lenders from time to time a party to the Construction Loan Agreement (the “Loan Agreement”), together with all accrued interest, which shall be due and payable upon the following terms and conditions contained in this Note and the Loan Agreement.

A.         Interest Rate:

The Interest Rate shall be two and twenty hundredths percent (2.20%) (the “LIBOR Margin”) floating over the LIBOR 30-Day Index Rate, as defined below.

LIBOR 30-Day Index Rate: LIBOR 30-Day Index Rate means the rate of interest per annum equal to the London Interbank Offered Rate (“LIBOR”) for thirty (30) day U.S. dollar deposits as published in the “Money Rates” column of the local edition of The Wall Street Journal based on the most recent rate information available two (2) days prior to the date that the interest rate is selected by Maker. If such rate is no longer available, Lender shall choose a new LIBOR Index Rate based on comparable information. If more than one rate is quoted, Lender shall use the arithmetic average of such rates. This rate will be effective on and from the date of disbursement, based on the most recent rate information available on the date of disbursement, and will be effective until the first (1st) day of the first (1st) calendar month following the date of disbursement. The interest rate shall be readjusted to the current LIBOR 30-Day Index Rate plus the LIBOR Margin based on the most recent rate information available on the date that the interest rate is adjusted and such rate shall be effective until the first (1st) day of the next calendar month after the date the rate is adjusted. The rate shall be adjusted each first (1st) day of each calendar month thereafter at the current LIBOR 30-Day Index Rate plus the LIBOR Margin based on the most recent rate information available on the date that the interest rate is adjusted.

Interest shall be calculated at the rate of 1/360 of the annual rate of interest for each day that principal is outstanding (i.e., interest will accrue and be paid on the actual number of calendar days elapsed from the date of each advance based on a 360 day year). Interest shall be payable monthly.

B.         Term:

Subject to Section I below and the terms of the Loan Agreement, the term of this Note shall be for thirty-six (36) months (the “Term”), commencing from the date of the initial closing and execution of the loan documentation.

C.         Extension Period:

Notwithstanding the foregoing, Maker may extend the Loan for two, twelve-month periods after the expiration of the Term (the “Mini-Permanent Period”), upon written notice to Lender no later than forty-five (45) days prior to the expiration of the Term or the first extension period, as the case may be, provided all conditions for the Mini-Permanent Period, as further detailed and provided in the Loan Agreement, are satisfied prior to each twelve-month extension.

D.         Payment Terms:

During the Term of the Loan, interest shall be payable monthly in arrears, commencing on the first (1st) day of the first (1st) month following the date of this Note and shall be paid on the first (1st) day of each month thereafter. Unless this Note is accelerated pursuant to Section I hereof or in accordance with the terms of the Loan Agreement, or extended as provided herein and in the Loan Agreement, the entire then outstanding principal balance of this Note plus all accrued interest shall be due and payable in full thirty-six (36) months from the date of closing (the “Maturity Date”).

If this Note is extended to the Mini-Permanent Period, Maker shall make payments of principal plus interest monthly commencing on the first (1st) day of the first (1st) month following the end of the Term and the end of the first twelve-month extension period, as the case may be, and shall continue making such payments on the first (1st) day of each month thereafter. Principal payments during the first twelve (12) month Mini-Permanent Period shall be calculated utilizing a straight-line thirty (30) year amortization amount and assumed interest rate of six percent (6.0%). Principal payments during the second twelve (12) month Mini-Permanent Period shall be calculated utilizing a straight-line twenty-nine (29) year amortization amount and assumed interest rate of six percent (6.0%).

If this Note is extended to the Mini-Permanent Period, the entire principal balance of this Note plus all accrued interest shall be due and payable at the end of either the first twelve-month extension period or the second twelve-month extension period of the Mini-Permanent Period, as further provided in the Loan Agreement, unless this Note is accelerated pursuant to Section I hereof or in accordance with the terms of the Loan Agreement.

E.         Prepayment:

Maker may prepay all or any portion of this Note at any time without penalty, unless an interest rate swap agreement is ever entered into between Maker and Lender, in which case Maker shall pay a breakage or prepayment premium as more fully set forth in such interest rate swap agreement.

F.         Security:

This Note is secured by, among other things, (i) that certain Deed to Secure Debt and Security Agreement (the “Mortgage”) executed of even date herewith by Maker, granting Lender a first lien and security interest in and to that certain property located in Fulton County, Georgia, as more particularly described in the Mortgage; (ii) the Loan Agreement; (iii) that certain Guaranty Agreement executed of even date herewith by LENNAR CORPORATION, a Delaware corporation; and (iv) that certain Collateral Assignment of Leases, Rents and Contract Rights executed of even date herewith by Maker (the “Collateral Assignment”) (the Mortgage, the Loan Agreement, the Guaranty, the Collateral Assignment, and all other instruments and agreements securing, evidencing, or executed in connection with this Note shall collectively be referred to as the “Loan Documents”).

G.         Default Interest Rate:

All delinquent principal and installments of interest shall bear interest from the date that said payments are due until paid at a rate equal to five percent (5%) per annum above the applicable interest rate stated above (the “Default Rate”), provided, however, in no event shall such rate exceed the highest rate authorized by applicable law.

H.         Late Charges:

Lender may collect a late charge not to exceed an amount equal to five percent (5%) of any installment which is not paid within fifteen (15) days of the due date thereof (except for the payment due on the Maturity Date for which there is no grace period), to cover the extra expense involved in handling delinquent payments, provided that collection of said late charge shall not be deemed a waiver by Lender of any of its rights under this Note.

I.         Acceleration:

Should any default occur in the payment as stipulated above of either the interest or principal, and continue for fifteen (15) days thereafter, then and in that event, the principal of this Note or any unpaid part thereof and all accrued interest thereon shall, in the sole discretion of Lender, at once become due and payable and may be collected forthwith without notice to the undersigned, regardless of the stipulated date of maturity. However, Lender may, in the sole discretion of Lender, accept payments made by Maker after any default has occurred, without waiving any of Lender’s rights herein.

J.         Costs:

In the event that this Note is collected by law or through attorneys at law, or under advice therefrom (whether such attorneys are employees of the Lender or an affiliate of the Lender or are outside counsel), the Maker and any endorser, guarantor or other person primarily or secondarily liable for payment hereof hereby, severally and jointly, agree to pay all costs of collection, including reasonable attorneys’ fees including charges for paralegals and others working under the direction or supervision of the Lender’s attorneys, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise. Whenever in this Note or in any of the other Loan Documents Maker or Guarantor is obligated to pay the legal fees and expenses of Lender’s counsel, such obligation shall mean and refer to the actual attorney’s fees charged by Lender’s counsel based upon the attorney’s normal hourly rate and the number of hours worked, and not the attorney’s fees statutorily defined in O.C.G.A. § 13-1-11.

K.         Loan Charges:

Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker or any person liable for the repayment of same, to pay interest in an amount or at a rate greater than the maximum allowed by applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest permitted under the law in effect while said interest is being earned, then any and all of that excess shall be and is waived by Lender, and all that excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Lender to Maker or any parties liable for the payment of the loan made pursuant to this Note so that under no circumstances shall the Maker, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by applicable law.

L.         Jurisdiction:

The laws of the State of Florida shall govern the interpretation and enforcement of this Note. In the event that legal action is instituted to collect any amounts due under, or to enforce any provision of, this instrument, Maker and any endorser, guarantor or other person primarily or secondarily liable for payment hereof consent to, and by execution hereof submit themselves to, the jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation may be brought in or transferred to a court of competent jurisdiction in or for Hillsborough County, Florida.

M.         Miscellaneous:

1.	TIME IS OF THE ESSENCE OF THIS NOTE.

2.

It is agreed that the granting to Maker or any other party of an extension or extensions of time for the payment of any sum or sums due hereunder or under the accompanying Mortgage or for the performance of any covenant or stipulation thereof or the taking of other or additional security shall not in any way release or affect the liability of the Maker.

3.	This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

4.	All parties to this Note, whether Maker, principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, notice, protest, notice of protest and notice of dishonor.

5.

Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Lender would be contrary to provisions of law applicable to Lender limiting the maximum rate of interest which may be charged or collected by Lender.

6.

The Maker hereof acknowledges that the Lender shall have no obligation whatsoever to renew, modify or extend this Note or to refinance the indebtedness under this Note upon the maturity thereof, except as specifically provided herein.

7.

Lender shall have the right to accept and apply to the outstanding balance of this Note any and all payments or partial payments received from Maker after the due date therefor whether this Note has been accelerated or not without waiver of any and all of Lender’s rights to continue to enforce the terms of this Note and to seek any and all remedies provided for herein or any instrument securing the same including, but not limited to, the right to foreclose on such security.

8.

The term “Maker” as used herein, in every instance shall include the makers, heirs, executors, administrators, successors, legal representatives and assigns, and shall denote the singular and/or plural, the masculine and/or feminine, and natural and/or artificial persons whenever and wherever the context so requires or admits.

9.	If more than one party executes this Note, all such parties shall be jointly and severally liable for the payment of this Note.

10.	In the event of a conflict between the terms of this Note and the Loan Agreement, the Loan Agreement will prevail.

11.	This Note constitutes a Note under the Loan agreement.

N.         Waiver of Jury Trial:

MAKER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT.

O.         Stamp and Excise Tax.

All Florida and/or Georgia documentary stamp taxes, intangible taxes and any other taxes payable with respect to the indebtedness evidenced by this Note, if any, were paid (and evidence of such payment noted) and affixed to the Mortgage.

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IN WITNESS WHEREOF, Maker has duly executed this Note on November 15, 2013.

MAKER:

GGT LMI CITY WALK GA, LLC,
a Delaware limited liability company

By:	LMI City Walk Investor, LLC, a Delaware
limited liability company, its Operating Member

	By:	Lennar Multifamily Communities, LLC, a Delaware limited liability company, its sole member

		By:	/S/ Christopher Cassidy [SEAL]
Christopher Cassidy
Its Vice President